Exhibit 4.137
(English Translation)
First Amendment to the Shareholders Agreement
This amendment to the Agreement (hereinafter referred to as the “First Amendment”) is made as of the 24th day of January, 2011,
Between:
“DMS GROUP”, LLC for power engineering Novi Sad Sremska 4, a corporation incorporated under the laws of Serbia with registered offices at Sremska Street no. 4, 21000 Novi Sad, Serbia and tax identification number [***], Agency for Business Registries in Belgrade, company ID no. [***], represented by the Prof. Dr. Dragan Popovic, Personal ID: [***], Chairman of the Board (hereinafter referred to as: “DMS GROUP”).
And
Telvent Energia S.A., a Joint Stock Company organized and existing under the laws of Spain, with registered office at Valgrande 6, Alcobendas 28108, Madrid, Spain, with V.A.T/Taxpayer’s Number [***], entered in the Companies’ Register of Madrid, in volume 1612 general, 1036 of section 3 of the Companies Book, sheet 1, sheet number 7367, registration 1, represented by Mr. Victor José Hidalgo Vega, with Personal [***], passport number: [***], by virtue of a power of attorney dated November 25, 2010 before the Notary Public Mr. Ignacio Paz-Ares Rodriguez, with protocol number 2,407, (hereinafter referred to as Telvent).
The preamble of the Agreement is hereby amended so as to state:
A.	In accordance with the joint venture agreement between the parties dated May 8, 2008 (hereinafter referred: the JV Agreement), the parties incorporated Telvent DMS LLC for power engineering Novi Sad, a Limited Liability Company incorporated under the laws of Serbia with offices at Street Sremska 4, Novi Sad, Serbia (hereinafter referred to as Company), according to the Foundation Agreement, for the purpose of carrying on in common through the Company the businesses relating to the development, promotion, marketing and licensing of the software formerly owned by DMS GROUP known as DMS software and carrying out turnkey projects in the area of control and information systems and communications infrastructures in the energy, transportation, telecommunications, environmental fields;

The Parties have entered into the First Amendment to the JV Agreement concurrently with the signing of this First Amendment and determined the purpose and area of the Company’s future development and in accordance with that the special aims of the Research and Development Plan (hereinafter referred to as the “R&D Plan”) shall be determined
B.	On the date of conclusion of this First Amendment:

1.	The initial capital of the Company is EUR 12,245,000.00.

The monetary capital: registered EUR 4,135,000.00 and entered EUR 4,135,000.00 within 2 years of the date of establishment of the Company.

The non-monetary capital: EUR 8,110,000.00 registered and entered in full before registering.
2.	The contribution of each Party to the registered capital is as follows:
a) Telvent: EUR 6,000,000.00, the registered and entered monetary capital EUR 4,135,000.00 , the registered and entered non-monetary capital EUR 1,865,000.00;

b) DMS GROUP: EUR 6,245,000.00, the registered and entered non-monetary capital EUR 6,245,000.00 (DMS Business and other assets)

Telvent Initial Capital Contribution of EUR 4,135,000.00 was used exclusively for financing of R&D Plan as according to the Schedule 5 of the JV Agreement.

3.	The Parties’ Contribution Percentages are as follows :
(a)	DMS GROUP owns 51% of the capital of the Company;

(b)	Telvent owns 49% of the capital of the Company;
C.	The Parties have agreed to complete, as a continuation of the joint venture, a transaction described below (hereinafter referred to as the “Transaction”):

1. The Parties will make additional capital contributions to the Company in Facilities, in accordance with the Installments of the Additional Capital Contribution attached as Appendix 2 to the First Amendment to the JV Agreement, for the total of EUR 24,000,000.00 (hereinafter referred to as the “Additional Capital Contributions”) in accordance with the terms and conditions of the First Amendment to the JV Agreement with each party paying its capital contribution proportionately to its Contribution Percentage after the transfer of 8% of capital and payment of the Fixed Component of the Purchase Price for the transfer in the amount of EUR 9,600,000.00 (57% in the case of Telvent and 43% in the case of DMS GROUP);
The Parties shall make sure that the Company bears the costs of the currency differences if any arising out of the conversion from EUR into dinars of the amounts of the Additional Capital Contributions made by DMS GROUP and Telvent.

The Additional Capital Contributions will be used solely to fund the three year research and development plan — R&D Plan for the years 2011-2013 attached as Appendix 1 to the First Amendment to the JV Agreement
2.	Telvent will receive 8% of the total capital of the Company from DMS GROUP (hereinafter referred to as the “Transferred 8%”) for a total purchase price consisting of: (a) a fixed component in the amount of EUR 9,600,000.00 (hereinafter referred to as the: “Fixed Component of the Purchase Price”); and (b) a variable component equal to 1.5% of Qualifying Bookings from Smart Grid IT Contracts signed within 5 years of the Closing (hereinafter referred to as the: “Variable Component of the Purchase Price”) pursuant to and as defined in a stake transfer agreement to be signed by the Parties on the Signature Date (hereinafter referred to as the “STA”) thereby increasing Telvent’s stake and Contribution Percentage in the Company to 57% and decreasing DMS GROUP’s stake and Contribution Percentage in the Company to 43%.

The Variable Component of the Purchase Price shall be adjusted up or down to take account of changes of orders, amendments or cancellations that change the part of the price under each Smart Grid IT DMS Contract for the Smart Grid IT Solution Suite, systems and services to be delivered by the Company.
“Smart Grid IT Contracts” means a contract between Telvent, or Telvent USA Corporation or any of their respective affiliate companies (other than the Company) and a client which includes the supply of Smart Grid IT Solution Suite systems and/or services related thereto and which is signed during the 5 year period commencing on the Closing (the “Earn Out Period”).
“Qualifying Bookings” means that portion of the purchase price in the Smart Grid IT Contracts payable by the client to Telvent or Telvent USA Corporation or any of their respective affiliate companies (other than the Company) for software, systems and/or services to be delivered by the Company under those Smart Grid IT Contracts.
Under the STA, Telvent shall pay the Fixed Component of the Purchase Price in the amount of EUR 9,600,000.00 to DMS GROUP, on the Closing Date.

If Telvent fails to pay the Fixed Component of the Purchase Price, and such failures continues for 10 days, DMS GROUP shall have the right to charge interest in the amount of 9.3% per annum, on the unpaid amount of the Fixed Component of the Purchase Price, from the expiry of the aforementioned 10 days until the payment to the account of DMS GROUP.
If Telvent fails to pay the Variable Component of the Purchase Price, DMS GROUP shall have the right to charge interest in the amount of 9.3% per annum, on the unpaid amount of the Variable Component of the Purchase Price, starting from the due date as set out in the STA until the payment to the account of DMS GROUP.
If Telvent fails to fulfill its obligations to pay any due and undisputed amount of the Variable Component of the Purchase Price, DMS GROUP shall be obliged to notify Telvent in writing thereof.
If Telvent fails to pay any due and undisputed amount of the Variable Component of the Purchase Price and if the total aggregate amount of the unpaid Variable Component of the Purchase Price including interest is greater than EUR 140,000.00:
•	Telvent shall not have the right to exercise the Pledge in accordance with the Stake Pledge Agreement

•	Telvent shall not be entitled to obtain the Mortgage Agreement from the deposit, in accordance with the Escrow Mortgage Agreement

•	Due dates for the Loan repayment under the Loan Agreement shall be postponed and the interest under the Loan Agreement shall cease to accrue;
until the fulfillment of Telvent’s obligations to pay the amount of the Variable Component of the Purchase Price
After the payment of the Fixed Component of the Purchase Price in full to DMS GROUP, the transfer of the Transferred 8% will be registered before the BRA.
The amount of the Variable Component of the Purchase Price owing to DMS GROUP shall be calculated and paid by Telvent within 30 days after the date Telvent receives the first payment from the client under the Smart Grid IT Contract of which Telvent is obliged to notify DMS GROUP in writing. Telvent will continue to calculate and make the payments of the Variable Component of the Purchase Price for all Smart Grid IT Contracts signed in the Earn Out Period, until all the relevant payments payable to Telvent in respect of these Smart Grid IT Contracts have been received by Telvent including the first payments received after the end of the Earn Out Period.
In the event of Resignation of Prof. dr. Dragan Popovic from the Company, Telvent shall not be obliged to make any further payments for the Variable Component of the Purchase Price for Smart Grid IT Contracts which are signed after the date of Resignation of Prof. Dr. Dragan Popovic. Telvent shall remain liable to DMS GROUP for any such payments for the Variable Component of the Purchase Price due under Smart Grid IT Contracts signed before the date of Prof. Dr. Dragan Popovic’s Resignation.
In case termination of the STA occurs as a result of failure to pay the amount of the Fixed Component of the Purchase Price in full within 15 days from the Closing Date:
•	DMS GROUP shall have the right to unilaterally terminate this First Amendment and all the Transaction documents, by written notice delivered to Telvent,

•	Telvent shall indemnify DMS GROUP against the actual direct damage suffered by it arising from or in connection with the termination of the STA on the basis of this Article,

•	No Party will be liable to the other Party for lost profits, lost business, indirect losses or indirect damages regardless of the form of claim.
If the termination of the STA occurs as a result of failure to pay the amount of the Fixed Component of the Purchase Price in full within 15 days from the Closing Date, Telvent shall be obliged to execute and certify with DMS GROUP the termination of the STA and the amendment to the Foundation Agreement accordingly, within the following 15 days.

If Telvent fails to execute the termination of STA and the amendment to Foundation Agreement within 30 days from the Closing Date, the provisions of Article 4 points 4.4 second paragraph and 4.26 of the Shareholders Agreement shall be suspended until Telvent has executed both the termination of the STA and amendment to the Foundation Agreement in accordance with that.
In case of termination of the STA and the amendment to the Foundation Agreement in accordance with that, the Loan Agreement and all other Transaction Documents shall also be terminated and put out of force, as well as documents provided for the execution stated under point “Transaction Documents” in the First Amendment of the JV Agreement and all obligations of the Parties related to additional investment, and exclusively the provisions of the First Amendment of the JV Agreement which regulate the consequences in case that the Closing does not occur due to nonpayment of the Fixed Component of the Purchase Price for the transfer in the amount of EUR 9,600,000 in full, shall apply.

Telvent shall have the right for unilateral termination of the STA and all the

Transaction documents before or at the Closing, by written notice delivered to Group, in case that:
1) DMS Group breaches any of its obligations at the Closing Date from the STA, or

2) Any of DMS GROUP’s representations and warranties fromthis Agreement is untrue, misleading or inaccurate in any material respect at the Closing Date.

The STA may be terminated by Telvent upon the Closing if Telvent’s title over the Stake cannot be registered due to reasons which were known to DMS GROUP on the Signature Date but were not disclosed to Telvent.

DMS GROUP shall indemnify Telvent against the actual direct damage suffered by it arising from or in connection with the termination of the STA, that occurred as a consequence of reasons stated in two preceding paragraphs of this Article.

If the termination of the STA occurs, DMS GROUP shall be obliged to execute and certify with Telvent the termination of STA and the amendment to the Foundation Agreement in accordance with that, and all the Transaction documents.

If DMS GROUP fails to execute the termination of STA and the amendment to Foundation Agreement within 30 days from the Closing Date, the provisions of Article 4 point 4.2 of the Shareholders Agreement shall be suspended until DMS GROUP has executed both the termination of the STA and amendment to the Foundation Agreement in accordance with that.

No Party will be liable to the other Party for lost profits, lost business and indirect losses or indirect damages regardless of the form of claim.

3.	Telvent will lend the sum of EUR 10,320,000.00 to DMS GROUP pursuant to a loan agreement to be signed by the Parties on the Signature Date (hereinafter referred to as the “Loan Agreement”) in order to finance the payment by DMS GROUP of DMS GROUP’s 43% share of the Additional Capital Contributions, after the transfer of 8% of capital and payment of the Fixed Component of the Purchase Price for the transfer in the amount of EUR 9,600,000.00. The loan will be approved to DMS Group in 3 facilities in the amount of EUR 3,440,000.00 each. Each of the facilities shall be advanced in four quarterly installments as shown in the Appendix 1 of the Loan Agreement (hereinafter referred to as “Installment of the Loan”) ;

4.	The obligations of DMS GROUP and Telvent to make their share of the Additional Capital Contributions related to the capital increase and the obligations of Telvent to advance the Installments of the Loan are complementary and simultaneous, in terms and amounts that are prescribed by this First Amendment.
The increase of capital shall be made on the basis of 12 special amendments to the Foundation Agreement (on increase of capital) which the Parties, as the shareholders of the Company, will sign and verify prior to payment of each Installment of Additional Capital Contribution, in accordance with the Appendix 2 to the First Amendment to the JV Agreement. Each amendment will increase the capital of the Company by the agreed amount, and will be registered before the Business Registers Agency within 15 days from the date of signing the amendment and receiving the entire agreed amount into the account of the Company.

Payment of all Installments of the Additional Capital Contribution by DMS GROUP shall be conditional upon Telvent advancing the corresponding amount of Installment of the Loan to DMS GROUP pursuant to the Loan Agreement. Both Parties shall act in good faith and shall not do anything or refrain from doing anything which would cause any condition precedent to the advance of funds under the Loan Agreement to not be satisfied.

D.	After the entering into force of this First Amendment and registration before the Business Register Agency, the Parties’ Contribution Percentages of the total capital will be as follows:

(a)	DMS GROUP 43%;

(b)	Telvent 57%;

E.	The Parties wish to establish their respective rights and obligations with respect to: (a) the Stakes of the Company owned by them, directly or indirectly; (b) the management and control of the Company; and (c) the other matters set forth in this Agreement;

F.	It is the intention of each of the parties hereto that this First Amendment shall constitute a unanimous Shareholders’ Agreement with respect to the Company, in accordance with the Foundation Agreement, as amended and the JV Agreement as amended and Company law of Republic Serbia.

G.	Anything that is not defined in this Agreement will be applied in accordance with Serbian Company Law.

H.	Certain provisions of the Shareholders Agreement are amended by this First Amendment in the following manner detailed below.

1.	The following definitions from Article 1 of the Agreement are hereby amended or added so as to state:
“Cause” means any one or more of the following actions or conducts performed by Prof. Dr. Dragan Popovic:

(a)	which constitute a criminal offense from the following group of criminal offenses determined by the Criminal Law of the Republic of Serbia:
•	criminal offences against the commercial activity including only the most serious forms of the followingcriminal offenses:

-	forging the securities

-	professional negligence at commercial work

-	causing bankruptcy

-	causing false bankruptcy

-	causing damage to creditors

-	abuse of power in commercial activities

-	disclosure of business secret

•	criminal offences against property punishable by Criminal Law of the Republic of Serbia for which suspended sentence cannot be imposed, under the following conditions: (i) that a final court verdict was determined by a court of competent jurisdiction against Prof. Dr. Dragan Popovic, due to the aforementioned offenses, and (ii) that damage has been done to the Company and the mentioned damage being an element of the crime.
(b)	actions, by Prof. Dr. Dragan Popovic carrying out his duties, or failure to take actions, that constitute gross negligence or willful misconduct and continue for more than 30 days after written notice given by Telvent and result in significant loss which materially affects the results of operation of the Company (defined in the Employment Agreement as the breaches of work duty); The significant loss shall be confirmed by one of the Big four independent auditors (Deloitte, Pricewaterhouse Coopers, Ernst & Young, KPMG);

(c)	breach of any non-competition covenant of Prof. Dr. Dragan Popovic under his employment agreement with the Company (defined in the Annex to the Employment Agreement as the breaches of work duty) or under the JV Agreement as determined by an award made in arbitration proceedings in accordance with the rules and procedures set out in the Shareholders Agreement, if possible, and if not possible, as determined by a final court verdict by a court of competent jurisdiction;

“Closing” means the completion of the actions to be done on the Closing

Date and receipt of the payment of the Fixed Component of the Purchase Price under the STA by DMS GROUP on its bank account;
“Closing Date” means the date which is 15 days after the Signature Date, or such other date as the parties may agree in writing on which the following actions shall be completed:
(a) The execution and delivery by the parties to the Transaction Documents of the Closing Documents;
(b) The satisfaction or waiver of all of the closing conditions set out in the Transaction Documents;
(c) Telvent shall give wire transfer instruction to its bank to transfer the Fixed Component of the Purchase Price payable under the STA to the bank account specified by DMS GROUP.
“Closing Documents” means all of the documents to be signed and/or delivered by the parties to the Transaction Documents on the Closing in accordance with the terms of the Transaction Documents
“Good Reason” means any of the following breaches by Telvent or any Affiliated Company of Telvent which occurs on or after the date hereof without the consent of Prof. Dr. Dragan Popovic:
(a)	Any material decrease in the title, responsibilities, authorities, powers or duties of Prof. Dr. Dragan Popovic as described in Appendix 3 to the First Amendment to the JV Agreement or in the Management Agreement with Telvent or in the Employment Agreement with the Company and the Annex to that Employment Agreement that continues for more than thirty (30) days after Prof. Dr. Dragan Popovic has given written notice to Telvent of such decrease; or

(b)	If Telvent or any Affiliated Company of Telvent breaches any of the Articles from the Transaction Documents relating to Prof. Dr. Dragan Popovic’s title, responsibilities, authorities, powers or duties or breaches its obligations to pay its Additional Capital Contributions or the Installments of the Loan in accordance with the First Amendment to the JV Agreement, the Loan Agreement and such breach is not remedied within thirty (30) days after Prof. Dr. Dragan Popovic has given written notice to Telvent of such breach.

(c)	Breach as described in Article XIII, point 13.16 of the JV Agreement, as amended

(d)	Articles of the Reseller and Service Agreement — VAR Agreement dated May 8, 2008, and of its annexes, with regard to the maximum mark up on the mutually agreed prices for Company services and licenses which are contrary to notice from Prof. Dr. Dragan Popovic that such mark-up will be in breach of the maximum mark-up agreed to in the First Annex to the Reseller and Services Agreement.

“Loan Agreement” has the meaning as set out in the recitals of the Section C point 3 to this First Amendment.

“Loan” has the meaning as set out in the recitals the Section C point 3 to this First Amendment.

“Management Agreement” means the agreement entered into between Telvent and Prof. Dr. Dragan Popovic, as a non-resident employee in the position of the Executive Vice President for Smart Grid IT.

“Resignation” means the voluntary and unilateral termination by Prof. Dr. Dragan Popovic of his Employment Agreement with the Company and does not include situations of termination due to illness or injury of Dragan Popovic, or resignation for Good Reason.

“Payment” means the date when the Party or the Company which shall receive the payment receives the amount of such payment on its bank account.

“Signature Date” means the date on which the Transaction Documents are signed and confirmed by the parties thereto as complete for the Closing.

“Smart Grid IT Solution Suite” means an integrated solution for the electrical utility/industry covering Smart operations including one or more of the following components: DMS, EMS, Energy Market, Electrical SCADA, OMS, MDM, Integration Bus etc. in an open and highly integrated environment.
“Transaction Documents” in addition to this First Amendment includes the following documents:
•	The STA;

•	The Second Amendment to the Foundation Agreement;

•	The First Amendment to the Shareholders Agreement;

•	The Loan Agreement;

•	The Pledge Agreement;

•	The Asset Purchase Agreement

•	The EMS Licensee Agreement between the Joint Company and DMS GROUP

•	The Annex to the Employment Agreement entered into between the Joint Company and Prof. Dr. Dragan Popovic

•	Management Agreement

•	The Annex to the Reseller and Service Agreement between Telvent Sweden and the Joint Company –VAR Agreement.

•	The Value Added Reseller Agreement between Tevent Sweden and the Joint Company as the VAR (new VAR Agreement)

•	Lease Agreement to be executed between the Joint Company as lessee and DMS GROUP as lessor on the date of signing of this First Amendment.

•	Inter-company agreement between the Joint Company and DMS GROUP for 1.5% that the Joint Company should pay to DMS GROUP
“Installments of Additional Capital Contributions” has the meaning set out in Article 1;

“Reseller and Service Agreement” means the agreement entered into between Telvent Sweden and the Company, on May 8, 2008 as amended – VAR agreement

“Value Added Reseller Agreement” means the agreement entered into between Telvent Sweden Ltd. and the Company as the VAR (new VAR Agreement) on the Signature Date.
2. Article 3. Point 3.2. of the Agreement is hereby amended to state as follows:
3.2. Stakes and Ownership. Each Shareholder warrants that:
(a) it is the registered and beneficial owner of one Stake of the Company, with the Capital Contribution and Contribution Percentage in relation to the capital of the Company on the date of conclusion of this First Amendment as set out below:

	Capital	Contribution
Name	Contribution	Percentage
DMS GROUP	EUR 6,245,000	51%
Telvent	EUR 6,000,000	49%
(b)	it shall be the registered and beneficial owner of one Stake of the Company, with the Capital Contribution and Contribution Percentage in relation to the capital of the Company upon registration before Business Register Agency on the basis of the Stake Transfer Agreement as a Transaction Document, as set out below:

	Capital	Contribution
Name	Contribution	Percentage
DMS GROUP	EUR 5,265,350.00	43%
Telvent	EUR 6,979,650.00	57%
(c)	the Stake is free and clear of all claims, liens and encumbrances whatsoever, apart from the pledge over the stake of DMS GROUP which shall be established in the favor of Telvent on the basis of the Pledge Agreement, which is signed on the day of these First Amendments as one of the documents of this transaction set out in the First Amendment to the JV Agreement and except as provided herein no person has any agreement or option or any right capable of becoming an agreement for the transfer of any such Stake.
3.	The following Points within Article 4. of the Agreement are being amended to state as follows:

Point 4.1. Composition of the Board. The Board of the Company shall consist of four (4) Members of the Board, two of whom shall be nominees of DMS GROUP Shareholder and two of whom shall be nominees of Telvent Shareholder. The Board will have a Chairman and a Vice-Chairman. Except as otherwise stated in the Shareholder Agreement, this First Amendment, the JV Agreement and in the First Amendment to the JV Agreement, DMS GROUP shall appoint the Chairman and Telvent shall appoint the Vice-Chairman of the Board. The Chairman and the Vice-Chairman cannot be from the same Shareholder of the Company. In the event that the office of any Member of the Board becomes vacant for any reason, the Party who appointed such Member of the Board shall appoint a replacement. Any Party may at any time require that a Member of the Board appointed by that Party vacates his/her office, and nominate a replacement. Any Party replacing or appointing a Member of the Board shall notify without delay the other Party in written form on such replacement or appointment but without being obligated to obtain a prior consent from the other Party to perform such action.
Point 4.2. Election of the chairman and vice chairman: Except for the cases described in clause 4.29 1), as long as Prof. Dr. Dragan Popovic remains employed by the Company as the Executive Director/CEO (or other senior executive position), Prof. Dr. Dragan Popovic shall be the Chairman of the Board of the Company and shall have a Casting Vote.

Except for Prof. Dr. Dragan Popovic, the Chairman shall be elected by majority voting of the Board. In case of a tie vote, the election will be determined by a Casting Vote. Upon election of the Chairman, the Chairman has the right to a Casting Vote. For replacement of the Chairman, a resolution of the Board has to be adopted by at least 3 of the 4 Members of the Board.

The Vice-Chairman of the Board is elected in the same manner, but he must be one of the nominees of other Shareholder.

For the replacement of Prof. Dr. Dragan Popovic from the position of the Chairman of the Board of Directors in the Company as well as for the termination of the Employment Agreement of Prof. Dr. Dragan Popovic employed as the Executive Director/CEO (or other senior executive position), the Resolution of the Board is needed and that Resolution has to be adopted by at least 3 of 4 Members of the Board. It shall be a necessary precondition to any termination for the Cause of Dragan Popovic’s appointment as the Executive Director/CEO and Chairman of the Board of the Company, that the Board of Directors of the Company pass a resolution confirming that the Cause exists and approving the termination. This resolution must be approved by at least 3 of the 4 Members of the Board of the Company. If the Board does not pass a resolution approved by at least 3 of the 4 Members of the Board confirming that Cause exists and approving the termination, Prof. Dr. Dragan Popovic shall continue as the Executive Director/CEO and Chairman of the Board.

In case the employment of Prof. Dr. Dragan Popovic is terminated due to Resignation or the Cause, Telvent as the majority owner will choose the new Chairman of the Board.

In case Prof. Dr. Dragan Popovic is planning to resign from the position of the Executive Director/CEO (or other senior executive position) of the Company due to the illness or injury or because of resignation for Good Reason, he will be entitled to appoint a replacement to the position of the Executive Director/CEO (hereinafter referred to as the: “CEO Replacement”), and the appointment of such a person to that position will be confirmed by the declarative action of the Board reached at the session where Prof. Dr. Dragan Popovic as the Chairman will have the Casting Vote.
Prof. Dr Dragan Popovic is entitled to name a person, in a sealed envelope with his own notarized signature, to be his replacement to the position of the Executive Director/CEO (hereinafter referred to as the: “CEO Replacement“) in the event of his death or permanent incapacity.

In case of death or permanent incapacity occurred during his employment relationship or conducting business for the Company or Telvent, the appointment of such a person to the position of the Executive Director/CEO will be only confirmed by the declarative action of the Board reached at the session on which this envelope will be opened and where a temporary representative of DMS GROUP shall be present and shall have the Casting Vote with respect to the declarative action stated above.

In case that, after 5 years as of the day of Closing, Prof. Dr. Dragan Popovic intends to resign from the position of the Executive Director /CEO (or other senior executive position) in the Company, he will be entitled to appoint the replacement to the position of the Executive Director/CEO (hereinafter referred to as the “CEO Replacement”), and appointment of such a person to that position will be confirmed by the decision of the Board reached at the session where Prof. Dr. Dragan Popovic as the Chairman will have the Casting Vote.

The CEO Replacement should have at least the following minimum qualifications:
•	5 years experience as a first level executive of the company;

•	MBA or master degree;

•	English spoken.
The CEO Replacement shall be the new Chairman of the Board and shall have a Casting Vote as long as the Company achieves the budgets and cash flow targets established by the Board. If the CEO Replacement does not achieve the budgets and cash flow targets established by the Board on his quarterly reports to the Board, then DMS GROUP’s right to Casting Vote as defined in Article 4 point 4.2 of this Agreement shall be temporarily suspended in accordance with the procedure prescribed by article 5, point 5.13 (d) of the JV Agreement as amended by the First Amendment, until the CEO Replacement remedies the abovementioned breaches.

After the CEO Replacement has been selected, he shall automatically take over the right to the Casting Vote.

In the event that there is an arbitration award or final court judgment confirming that there were breaches defined as Good Reason, Prof. Dragan Popovich is entitled to resign for Good Reason by giving 15 days written notice of termination of his employment with the Company as the Chairman of the Board and Executive Director/CEO or as the Executive Vice President for Smart Grid IT, or both, depending on which rights of Prof. Dr Dragan Popovic were breached (which includes also a termination of his employment agreement as the Executive Director/CEO or his Management agreement for the position of the Executive Vice President for Smart Grid IT or both, as the case may be ) and the following shall apply:

(a) Prof. Dragan Popovich shall be entitled to receive a severance payment in the amount of U.S. $300,000.00 in full settlement of all claims by Prof. Dr. Dragan Popovic against the Company and Telvent, under both the Employment Agreement with the Company and/or the Management Agreement with Telvent,

(b) The Mortgage Agreement will not be released from the escrow established by the Mortgage Escrow Agreement and the Mortgage Agreement shall not be enforceable.

(c) In the event that either party becomes entitled to purchase the remaining stake of the other party in the Company under the provisions of Article 9 of the Shareholders Agreement as amended by this First Amendment:
(i) the price for a party’s remaining stake shall be a minimum price of EUR 1,200,000.00 for a 1% stake of the Company as the basis for calculation for the purposes of the said Article 9; and

(ii) the provisions of point 9.10 (b) regarding escrow of 50% of the amount payable to DMS GROUP shall not apply and in the event that the funds were paid into escrow, those funds shall be immediately paid to DMS GROUP by the Escrow Agent.
(d) Prof. Dr. Dragan Popovic will not be bound by the Non-competition covenants in the Employment Agreement with the Company and/or Telvent only in the event prof. Dr. Dragan Popovic resigns from both positions, i.e. from the positions of the Executive Director/CEO and the Chairman of the Board and the position of the Executive Vice President for Smart Grid IT.
In the event that the arbitration award or final court judgment dismisses the claim that there was a breach which constitutes Good Reason Prof. Dr. Dragan Popovic will continue to work in the same working position in Telvent and in the Company without any consequence.
Prof. Dr. Dragan Popovic is entitled to resign from his employment with Telvent and/or with the Company, in any case after the 5 years from the Closing, without Good Reason and the aforementioned provision from the clause 4.2 (c) (i) and (ii) shall apply.
Except of the aforementioned, Prof. Dr. Dragan Popovic is entitled to resign from his position of Executive Vice President for Smart Grid IT with Telvent at any time, if both Parties agree that the goals of establishing the North American effective sales network and the North American delivery network are achieved, and it will not, in any way, affect his rights and responsibilities as the Chairman of the Board and the Executive Director/CEO of the Company, nor will it have any negative consequences for DMS GROUP.
Point 4.4. Voting at Board Meetings. Except as otherwise required by Law or by this Agreement questions arising at any meeting of the Board shall be decided by a majority of votes of all Board Members. In case of a tie of votes at a meeting of the Board, the Chairman of the Board for the time being shall have a second or the Casting Vote in addition to his original vote.

The following decisions shall be approved exclusively by consensus in the Board:

a) Yearly budget — this budget will include both the technological development and investments, as well as the financial and economical considerations (cash/flow, working capital, financing etc.) for the whole year.

b) Alliances and any other cooperation agreements with new partners must be approved by a unanimous resolution of the Members of the Board. Conflict situations with any Telvent company shall be avoided in any case.
In case the new budget for a year cannot be approved by consensus, the Company will continue operating according to the budget model used in the previous year, until the consensus is reached. This process may last until the end of the current year, provided, that Telvent and DMS GROUP fulfill all obligations under the JV Agreement as amended by the First Amendment to JV Agreement to make the Additional Capital Contributions for the current year, the VAR Agreement and other agreements concluded on the Closing. Both parties will use their best efforts and will act in good faith to reach agreement by consensus on the new budget. If consensus about the new budget is not reached by the end of that year, the parties can opt to open the Deadlock procedure. If the updated R&D Plan has not been adopted by consensus by the Board as a formal part of the Budget, the Company shall continue to operate in accordance with the original three year R&D Plan attached as Appendix 1 to the First Amendment to the JV Agreement. After the first 3 (three) years after Closing, unless unanimously decided by the Board on the amount of part of the reserve funds to be allocated for the R&D Budget for the next year, the amount of 5% of the net sales revenue of the Company at the end of the current fiscal year shall be used for the R&D Budget for the next year.
Point 4.7. Term. The Chairman and the Vice Chairman shall be appointed for a term of 5 years. Other members of the Board shall be appointed for a term expiring upon the close of the annual meeting of the Shareholders in the next year following the election of each such Member of the Board.

This term does not apply to Prof. Dr. Dragan Popovic, who is appointed as the first Chairman of the Board and as long as employed with the Company as the Executive Director/CEO (or other senior executive position) he will be the Chairman of the Board and will have the Casting Vote, to the Vice Chairman of the Board Victor Jose Hidalgo Vega, who shall be the Vice Chairman for a term of 5 years from the date of his appointment or to the Members of the Board who have been first appointed with the term of 2 years from signing the Shareholders Agreement or the Effective Date of the Company.
Point 4.8 Responsibilities of the Board:

•	Supervision of financial and business reports,

•	Adoption of annual business plan and yearly budget in accordance with article 4.4,

•	Proposing to the Shareholders Assembly to adopt a decision to pay dividends in accordance with article 13, point 13.16 of the JV Agreement, as amended

•	Supervision of Company administration and officers,

•	Approval for appointment of executive officers in the Company,

•	Preparation and convening of Shareholders Meetings,

•	Execution of resolutions of Shareholders Meetings,

•	Giving special authorities to persons relating the Company,

•	Approval and conclusion of loan agreements, subject to section 4.26,

•	Alliances and any other commercial agreements with new partners, subject to section 4.4,

•	Approval of Company internal organization and other internal acts,

•	Other activities defined in Memorandum of Incorporation, this Agreement and the Law.
Point 4.9. Chairman of the Board. Prof. Dr. Dragan Popovic will be the Chairman of the Board as long as employed with the Company as the Executive Director/CEO (or other senior executive position), unless he provides his Resignation or unless there is the Cause. He is obliged to report to the Board which will have a monthly meeting for coordination and follow up purposes.

The Chairman of the Board will be registered in the Business Register Agency as legal representative of the Company with the right on concluding contracts or signing documents involving liability or obligation of the Company with the limitations defined in sections 4.25 and 4.26.

The Chairman of the Board will manage and represent the Company in every day business transactions and act as Chief Executive Officer (CEO) of the Company. He will be responsible for the preparation and chairing of Board meetings and for the execution of all decisions of the Board, as well as preparation and execution of annual business plans and yearly budget approved in accordance with section article 4 point 4.4, including number of employees, individual employee’s salaries, bonuses and other benefits within the parameters of the budget, management of assets, commercial activities, preparation of all financial and business reports for the Board, preparation of all Corporate internal organization and organization of teams and regulation acts.

The Chairman of the Board will have full autonomy to make decisions in the normal course of business, according to the approved R&D Plan and annual budget and instructions received by the Board. The Chairman of the Board will have the final decision regarding the technology programs of the Company as defined in the yearly development budget approved and he will actively participate in any Telvent strategic technology committee related to electrical control center business.

For avoidance of any doubt, Telvent agrees that in compliance with profit and losses and the annual budget, in the Company Prof. Dr. Dragan Popovic will be authorized to:

(a) For a period of 2 years after the Closing, simultaneously engage not more than 4 smaller companies at the same time, and not more than 40 people per year in total on a temporary basis only from those companies, as subcontractors. Smaller companies mean companies with an annual turnover of up to EUR 20 million.

After 2 years from the date of the Closing, Prof. Dr. Dragan Popovic will be authorized to simultaneously engage not more than 3 smaller companies at the same time, and not more than 20 people per year from each of those companies on a temporary basis only, as subcontractors.

The Company will have to provide evidence that the required resources are not available in the Company or another Telvent company and will provide satisfactory evidence of the work executed by the subcontractor. The Company shall also require each subcontractor to sign an agreement in which the subcontractor agrees to maintain the confidentiality of all confidential information of the Company, and agrees that all work products and developments made, developed or created by the subcontractor and its employees and subcontractors for the Company are the sole and exclusive property of the Company. For engaging companies which are not in accordance with the aforementioned, a written consent from Telvent Management shall be required;

This will not include persons that are engaged directly from the faculty and institutes in the Republic of Serbia or indirectly through agencies, and there will be no restrictictions for their engagement.

(b) engage experts and consultants from Smart Grid field,

(c) reach decisions on contracts for renting business premises, purchasing equipment, etc., provided that the amount of the rent is in accordance with the then current market rents.

Point 4.10. Vice-Chairman of the Board. Unless changed by resignation or a resolution of the Board passed by at least 3 of the 4 members of the Board, Victor Jose Hidalgo Vega shall be the Vice-Chairman of the Board for a term of five years from the date of his appointment. In the event that the Chairman of the Board cannot perform his/her duties for any reasons, he/she may temporarily authorize the Vice Chairman or any other Member of the Board to act as his/her representative.

Vice-Chairman will be registered in the Serbian Business Registers Agency as legal representative of the Company with the right on concluding contracts or signing documents involving a liability or obligation on the Company with the limitations defined in sections 4.25 and 4.26.

In addition, he will have the same responsibilities as other members of the Board according to article 4.8.

Special responsibilities and authority of the Vice-Chairman are as follows:

1.	The Vice-Chairman shall assist the Chairman with the preparation of the yearly budget and the updating of the R&D Plan, shall take care that the budget includes both the technological developments and investments, and the financial and economical considerations (cash/flow, working capital, financing etc.) for the whole year.

2.	The Vice-Chairman shall be informed and will monitor any proposal, contract or order of the Company exceeding EUR 1.000,000.00.

3.	The Vice-Chairman shall be informed of status of projects and R&D activities to monitor the progress in carrying out the R&D Plan.

4.	The monthly report and Board preparation will be prepared and reported by the Vice-Chairman.

5.	The Company’s Administration and Financial Departments shall report also to the Vice-Chairman.

6.	The Chairman may assign other daily duties appropriate to his position to the Vice Chairman to help him in the operation of the Company.
4.10.1 Telvent’s On-Site Representative
Telvent is entitled to appoint a Telvent employee to act as Telvent’s onsite representative (the “On-Site Representative”) who will assist the Company with its day-to-day operations and shall have access to the same reports and information as provided to the Vice-Chairman. The On-Site Representative may also act as the Vice Chairman’s authorized representative as directed by the Vice Chairman. The On-Site Representative’s duties will include, but shall not be limited to:
a)	The On-Site Representative shall assist the Chairman with the preparation of the yearly budget and the updating of the R&D Plan. The budget will include both the technological developments and investments, and the financial and economical considerations (cash/flow, working capital, financing etc.) for the whole year.

b)	The On-Site Representative shall have the right to be informed and will monitor any proposal, contract or order of the Company exceeding EUR 1,000,000.00. The On-Site Representative shall not have the right to approve any proposal, contract or order of the Company.

c)	The On-Site Representative shall be informed of status of projects and R&D activities to monitor the progress in carrying out the R&D Plan.

d)	The On-Site Representative will prepare and submit a monthly report and participate in the Telvent’s Committee preparation.

e)	The Company’s Administration and Financial Departments shall report to the On-Site Representative as the representative of the Vice Chairman.

f)	The Chairman may assign some duties appropriate to his position to the On-Site Representative to help him in the operation of the Company.
The On-Site Representative will not be considered an employee, agent or contractor of the Company.

DMS GROUP may require Telvent to replace Telvent’s On-Site Representative immediately for any of the following reasons: (i) fraud, drug abuse, theft, or illegal activities; or (ii) misconduct, inappropriate behavior or negligence that results in material interference with the day-to-day operations of the Company.

In the event that DMS GROUP wishes to replace the On-Site Representative for reasons other than those listed above, DMS GROUP may make a written reasoned request to Telvent. Telvent will review such requests on a case-by-case basis.
If Chairman of the Company determines in good faith that the On-Site Representative’s conduct, behavior or performance is unsatisfactory, he may give notice to Telvent requesting the replacement of the On-Site Representative with detailed reasons for the request. Upon receipt of such notice, Telvent will have 5 Business Days in which to investigate the matters stated in such notice, discuss its findings with the Chairman and try to reach agreement to resolve any such problems regarding the On-Site Representative. If no agreement is reached, the issue shall be considered by the Company’s Board of Directors, who shall meet to discuss the request. If a simple majority of the Board decides that there are reasonable grounds to remove the On-Site Representative, Telvent will replace the On-Site Representative with another person. In case Telvent’s On-Site Representative is also the Vice Chairman of the Board, then a vote of 3 out of 4 Board Members will be required.
Point 4.11. Members of the Board: Other members of the Board, other then the Chairman and the Vice-Chairman, will be registered in the Serbian Business Registers Agency as legal representatives of the Company without the right to conclude contracts or sign documents involving a liability or obligation on the Company unless it is otherwise decided by special decision of all Shareholders. In addition, they will have responsibilities as defined in section 4.8.
Point 4.25. Signing Contracts. All contracts and documents involving a liability or obligation on the part of the Company (whether in money, goods or services) in excess of Euro 4,500,000.00 shall require signatures of both the Chairman of the Board and the Vice-Chairman of the Board. All other contracts and documents binding the Company shall require only one signature, either of the Chairman of the Board or Vice-Chairman of the Board or such other individual(s) as may be authorized by the Board.
Point 4.26. Special approvals is amended to add the following:
(o) Change of prevailing activity of the Company
(p) Sell and transfer of the IP rights
(r) Change of the Company’s business name
(s) Any change or a waiver of any VAR or JV agreement provision

(t) Allocation and distribution of profit
(u) Additional Payments
4.29 Non-Transferability of Certain Rights of DMS Group
1) Notwithstanding anything else in this Agreement, in the event that DMS Group sells or transfers its stake in the Company to a third party in whole or in part (other than to a Permitted Transferee as defined in Agreement) or in case of change in the ownership structure of DMS GROUP after which Prof. Dr. Dragan Popovic and/or Mr. Laslo Tipura or their heirs do not continue to Control DMS GROUP. (“Control” means the ownership, directly or indirectly, of at least 51% of the voting rights of DMS GROUP) the following provisions of the Agreement are non-transferable and will not apply in favor of the third party:
(a)	the right of DMS GROUP to appoint the Chairman of the Board; and

(b)	the right of DMS GROUP and Prof. Dr. Dragan Popovic to nominate a replacement Executive Director/CEO and Chairman of the Board;
and in this case the Chairman of the Board shall be elected by the Shareholder(s) holding a majority of the Stakes in the Company.
2) In the event that Telvent sells or transfers its stake in the Company in whole or in part to a third party, the right of DMS Group to appoint the Chairman of the Board and the right of DMS Group and Prof. Dr. Dragan Popovic to nominate a replacement Chairman of the Board and the Executive Director/CEO will continue to apply in accordance with the JV Agreement as amended and the Shareholder Agreement as amended.
4. The following Point 5.8 within Article 5. of the Agreement is being amended to state as follows
5.8 Budgets. For the current financial year of the Company and for each subsequent financial year of the Company, the Chairman of the Board shall prepare a budget showing, among other things, in a reasonable degree of detail the anticipated revenues, expenditures, cash flow, working capital and financing of the Company for such financial year of the Company. The budget for any particular financial year of the Company shall be prepared and delivered to each Member of the Board and Shareholder at least 30 days prior to the beginning of each financial year.
The Board shall meet to review and discuss the budget for a financial year with a view to agreeing upon a final budget for such financial year, subject to Article 4.4. In the management and operation of the business, each Shareholder of the

Company shall, and shall cause its Nominees to, endeavor to the extent it is reasonable to do so to adhere to the final budget (as agreed upon by consensus by the Members of the Board) for a financial year and not to exceed expenditures provided for therein without prior notice to each Shareholder of the Company.
5. The following Points within the Article 7. of the Agreement are being amended to state as follows:
7.1.	Definitions and Application. For the purposes of this Article:

(a)	“Disability” and “Disabled” means, in relation to Prof. Dr. Dragan Popovic, that Prof. Dr. Dragan Popovic, through bona fide illness, physical or mental, is unable to devote the time and attention to the affairs of the Company required in order to carry out his duties to the Company, and such disability continues for 365 days from the commencement of such disability or for 365 days in the aggregate during any period of 540 consecutive days.

Calculation of Period of Disability. The parties agree as follows:

(i) For the purposes of this Article, a period of disability for Prof. Dr. Dragan Popovic shall be deemed to commence on the first working day that Prof. Dr. Dragan Popovic does not attend to the affairs of the Company required of Prof. Dr. Dragan Popovic, statutory holidays and vacations excepted.

(ii) In calculating the period of disability for the purposes of this Article, unless and until Prof. Dr. Dragan Popovic shall have returned to attending to the affairs of the Company as required of him for thirty (30) consecutive normal working days, the said period of disability shall be deemed to have continued without interruption whatsoever.

(b)	“Purchase Option Event” means any of the following events:

(i) Prof. Dr. Dragan Popovic dies or becomes Disabled;

(ii) Prof. Dr. Dragan Popovic ceases to be the authorized representative of DMS GROUP;

(iii) the employment of Prof. Dr. Dragan Popovic as the Chairman of the Board of the Company is terminated for Cause; or

(iv) Opening of a bankruptcy procedure against DMS GROUP

(v) Any change in the ownership structure of DMS Group after which Prof. Dr Dragan Popovich and/or Mr. Laslo Tipura or their heirs do not continue to Control (as defined below) DMS Group. “Control” means the ownership, directly or indirectly, of at least 51% of the voting rights of DMS Group.

(c)	“Purchase Price” means:
(i) In the event that DMS GROUP accepts the price proposed by Telvent in the Option Notice, the price for the Optioned Stake shall be the proposed price, or
(ii) In the event that DMS GROUP serves a Notice of Rejection on Telvent subject to Section 7.3., the price for the Optioned Stake shall be the price determined in accordance with Article 11 —Valuation.
In the case the Option to Purchase occurs under this Article, the Purchase Price shall be determined based on the minimal value of the Company in the amount of EUR 120,000,000.00 or based on the value determined by the Valuator in accordance with Article 11 of the Shareholder Agreement, whichever is greater, except:
•	in the event from Article 7, point 7.1 b (i) in which case the Purchase Price shall be determined based on the minimum value of the Company in the amount of EUR 60,000,000.00 or based on the value determined by the Valuator in accordance with Article 11 of the Shareholder Agreement, whichever is greater, and

•	in the event from Article 7, point 7.1 b (iii) or Dragan Popovic ‘s Resignation the Purchase Price shall be determined in accordance with Article 11, point 11.4 of the Shareholder Agreement, as amended.
7.2.	Option. Under the condition that Telvent fulfills all of its financial obligations of payment the Additional Capital Contribution and Loan in the manner and terms detailed in JV Agreement and the First Amendment to JV Agreement, the STA and the Loan Agreement, and all the amendments to the Foundation Agreement as Transaction Documents, which are then due and payable, and all due and undisputable obligations on the basis of the VAR Agreement, Telvent will have an option, enforceable at any time within 90 days after occurrence of a Purchase Option Event (“Option Period”) to give notice in writing (such notice being hereinafter in this Article Seven referred to as the “Buy-Sell Notice”) to the DMS GROUP and to the Company, which Buy-Sell Notice shall contain the following:
(a)	An offer by Telvent to purchase the Stake beneficially owned by DMS GROUP (hereinafter in this Article referred to as an “Offer to Purchase”);

(b)	an offer by Telvent to sell the Stake beneficially owned by Telvent to DMS GROUP (hereinafter in this Article referred to as an “Offer to Sell”); and

(c)	Telvent shall valuate a total price for all of the Stakes of the Company. The price for the Stake of DMS GROUP shall be DMS GROUP’s Contribution Percentage of the total price. The price for the

Stake of Telvent shall be Telvent’s Contribution Percentage of the total price.
Point 7.4. is added and states as follows:

7.4.	If Telvent becomes entitled to purchase the remaining stake of DMS GROUP in the Company under the provisions of this Article 7 (Option to Purchase on Certain Events), and on the closing of the purchase by Telvent of the remaining stake of DMS GROUP in the Company, the Loan has not been repaid in full, Telvent shall be entitled to setoff against the purchase price the amount owing by DMS GROUP to Telvent under the Loan Agreement.

6.	Point 8.4 is added to Article 8. of the Agreement and it states as follows:

8.4.	If Telvent becomes entitled to purchase the remaining stake of DMS GROUP in the Company under the provisions of this Article 8, and on the closing of the purchase by Telvent of the remaining stake of DMS GROUP in the Company, the Loans have not been repaid in full, Telvent shall be entitled to setoff against the purchase price the amount owing by DMS GROUP to Telvent under the Loan Agreement.

7.	The following Points within Article 9. of the Agreement are being amended to state as follows:

9.1. Triggering Buy/Sell Provisions. In the event of Deadlock, DMS GROUP has the first right at any time during the period of 60 days from the date of the Deadlock to give notice (such notice being hereinafter in this Article Nine referred to as the “Buy-Sell Notice” and any Shareholder giving the Buy-Sell Notice being hereinafter in this Article referred to as the: “Offeror’) to the other Shareholder (hereinafter in this Article sometimes collectively referred to as the: “Offeree” and sometimes individually referred to as an: “Offeree”) and to the Company, which Buy-Sell Notice shall contain the following:
(a)	An offer by the Offeror to purchase the Stake beneficially owned by the Offeree (hereinafter in this Article referred to as an: “Offer to Purchase”);

(b)	An offer by the Offeror to sell the Stake beneficially owned by the Offeror to the Offeree (hereinafter in this Article referred to as an: “Offer to Sell”); and

(c)	The price to be paid for the Stake pursuant to the Offer to Purchase and the Offer to Sell, shall be established in the following manner.

The Offeror shall valuate the total price for all of the Stakes of the Company. The price for the Stake of DMS GROUP shall be DMS

GROUP’s Contribution Percentage of the total price. The price for the Stake of Telvent shall be Telvent’s Contribution Percentage of the total price (such price being hereinafter in this Article referred to as the “Purchase Price”).
If DMS GROUP does not exercise the right to first issue the Buy/Sell Notice, then Telvent can exercise the same right under the same conditions in the following period of 60 days, provided that Telvent fulfills its financial obligations detailed in the First amended JV Agreement, the STA and the Loan Agreement, all amendments to the Foundation agreement, as Transaction Documents, which are then due and payable, and all due and undisputable obligations on the basis of the VAR Agreement.

Any Buy-Sell Notice delivered pursuant to this Section 9.1 shall be delivered by courier delivery to the Shareholder and to the Company at the address set out in the Notices section of this Agreement.

If neither DMS GROUP nor Telvent exercise the right to issue the Buy/Sell Notice and the Deadlock continues then the Buy-Sell procedure defined in this Section will be repeated but the relevant time periods will be 15 days instead of 60 days.

Point 9.9 is added to Article 9. of the Agreement and states as follows:

9.9.	If Telvent becomes entitled to purchase the remaining stake of DMS GROUP in the Company under the provisions of this Article 9, and on the closing of the purchase by Telvent of the remaining stake of DMS GROUP in the Company, the Loans have not been repaid in full, Telvent shall be entitled to setoff against the purchase price the amount owing by DMS GROUP to Telvent under the Loan Agreement.

Point 9.10 is added to Article 9 of the Agreement and states as follows:

9.10.	In the event that at the time that either party becomes entitled to purchase the remaining stake of the other party in the Company under the provisions of this Article 9, and the employment of Prof. Dr. Dragan Popovic has not been terminated by reason of Resignation or termination for Cause, the following shall apply:
(a)	for the purposes of this Article 9, the price for a party’s remaining stake shall be a minimum price of EUR 1,200,000.00 for a 1% stake of the Company as the basis for calculation and

(b)	Fifty percent (50%) of the purchase price payable by Telvent (after reducing the amount payable to pay out any loans payable by DMS GROUP to Telvent) shall be paid into an escrow account with an escrow agent pursuant to the terms of an escrow agreement to be entered into among Telvent, DMS GROUP and the escrow agent.

The escrow agreement shall provide that the funds paid into escrow will be released to DMS GROUP on the fifth anniversary of the closing defined in the stake transfer agreement provided that the employment of Prof. Dr. Dragan Popovic has not been terminated by reason of Resignation or termination for Cause. In the event that Prof. Dr. Dragan Popovic resigns from his employment with the Company prior to the fifth anniversary of the Closing, DMS GROUP shall forfeit all rights to receive the money in escrow (the Escrow Funds) and the Escrow Funds shall be paid out to Telvent by the Escrow Agent.

(c)	In case of Prof. Dr Dragan Popovic’s death or permanent incapacity occurred during his employment relationship or conducting business for the Company or Telvent, or resignation for Good Reason, the Escrow Funds shall be immediately paid to DMS GROUP by the Escrow Agent.
Point 9.11 is added to Article 9 of the Agreement and states as follows:

9.11 If at any time within 5 years of the Closing, either party becomes entitled to purchase the remaining stake of the other party in the Company under the provisions of this Article 9, and Prof. Dr. Dragan Popovic is not then employed with the Company, the price for DMS GROUP’s stake shall be determined in accordance with the provisions set out in the JV Agreement and the Shareholders Agreement and in this event the escrow described in the previous clauses will not be applied.

8.	Article 11. point 11.4. is being amended to read as follows:
11.4 Fair Market Value. Except as otherwise expressly provided herein, for all purposes of this Agreement, “Fair Market Value” shall mean the fair market value of all Stakes of the Company as at the Relevant Date, as determined by agreement of the relevant parties or, in the absence of such agreement, as determined by the Valuator in accordance with the provisions of this Article.
In the event of a Valuation, the Parties agree that the value of all the Stakes of the Company for the purposes of this Agreement shall be the greater value of the following amounts (a) 36.000.000 Euro minus actual debts of the Company plus actual receivables, or (b) the amount determined by the Valuator,
The Valuator shall (subject to the following) use such criteria, as the Valuator deems reasonable and appropriate having regard to the nature of the Company’s business and all other facts and circumstances deemed relevant by the Valuator, provided that in making its determination of fair market value as aforesaid the Valuator shall:
(a)	consider the Company on a going-concern and “stand alone” basis.

(b)	assume that there exists a market for the subject Stakes at a fair price;

(c)	ignore the impact that the departure of the withdrawing Shareholder may have upon the business, goodwill or operations of the Company and the value of the said Stakes;

(d)	assume that the existence of this Agreement does not have an impact upon the value of the Company or its Stakes.
For all purposes of this Agreement, the Fair Market Value of a Stake of a Shareholder shall be equal to that Shareholder’s Contribution Percentage of the Fair Market Value of all Stakes of the Company as at the Relevant Date.
9.	Article 15. point 15.1. is amended in full, to read as follows:
15.1.	If a Party fails to make its Additional Capital Contribution within the time frames as stipulated under the First Amendment to the JV Agreement, except under the conditions of Force Majeure (hereinafter: “Breaching Party”):

a)	A Breaching Party shall pay to the Company interest for the amount or value overdue which is calculated on a daily basis from and including the date such contribution was due until and including the date the contribution is made in full at the interest rate of EURIBOR plus 1%. Such interest shall be payable monthly in arrears and shall be used by the Company for appropriate business purposes.

b)	A Breaching Party shall indemnify the Company for any penalties or costs incurred by the Company as a result of such failure to pay the Capital Contribution,

c)	If Telvent fails to pay any Installment of its Additional Capital Contributions under this First Amendment to the JV Agreement or fails to release any Installment of the Loan of any of the Facilities in accordance with the Loan Agreement, and if such failure to pay continues for a period of 30 days, then DMS GROUP may give a Notice in writing to Telvent (hereinafter referred to as: “Notice of Breach”). If the failure to pay continues for a further 30 days after receipt of such Notice, DMS GROUP shall be entitled to buy back the 8% of the total capital of the Company at the purchase price of EUR 9,600,000.00, which is equivalent to the Fixed Component of the Purchase

Price paid to DMS GROUP by Telvent under the STA (hereinafter referred to as: “Buy Back Payment”).

If DMS GROUP decides to exercise its option to buy back the 8% of the total capital of the Company, DMS GROUP shall deliver a notice in writing to Telvent inviting Telvent to execute the stake transfer agreement and amendment to the Foundation Agreement (hereinafter referred to as the: “Buy Back Notice”). Together with the Buy Back Notice, DMS GROUP will deliver the forms of the stake transfer agreement and the amendment to the Foundation Agreement.

Telvent shall be obliged to execute the stake transfer agreement and amendments to the Foundation Agreement required for registration of the buy-back of 8% of total capital of the Company before the Business Register Agency within 8 days from receiving the Buy Back Notice.

The payment term for this buy-back shall be for 5 years at annual interest rate of 5%. DMS GROUP shall have a grace period of 1 year and thereafter will pay the buy back payment in 16 quarterly payments starting from the end of grace period. The grace period shall commence on the day of execution of the stake transfer agreement and amendment to the Foundation Agreement. In case Telvent fails to execute these documents, grace period starts from the date of entry of buy-back into the Book of stakes (51% DMS GROUP). DMS GROUP shall pay the interest calculated during the Grace Period on the last business day of the Grace Period.

If Telvent fails to execute the stake transfer agreement for the 8% of the total capital in the Company and/or the amendment to the Foundation Agreement thereto within 8 days from receiving the Buy Back Notice, the Company is authorized to enter into the transfer of the 8% of the total capital in the Book of stakes in favor of DMS GROUP (51% DMS GROUP) and:
(i)	the annual interest rate under the Loan Agreement shall decrease to 7% per annum, starting from the expiry of 10 days from the date that the advance of the Installment of the Loan should have been made and/or the date that the Installment of Additional Capital Contribution should have been paid; and

(ii)	the provisions of Article 4 points 4.4 second paragraph and 4.26 of the Shareholders Agreement shall be suspended;
until Telvent has executed both the stake transfer agreement and the amendment to the Foundation Agreement.

In case DMS GROUP has exercised its Buy Back right on the basis of any ground, and Telvent breaches its obligations from this First Amendment regarding the obligations to pay the Installments of Additional Capital Contribution, and/or Installments of the Loan, and its obligation to execute a stake transfer agreeement for the transfer of 8% of the total capital and an amendment to the Foundation Agreement upon the buy-back, then until Telvent remedies all the breaches, the annual interest rate under the Loan Agreement shall decrease to 7% per annum, starting from the expiry of 10 days from the date that the advance of the Installment of the Loan should have been made and/or the date that the Installment of Additional Capital Contribution should have been paid and the provisions of Article 4 points 4.4 second paragraph and 4.26 of the Shareholders Agreement shall be suspended starting from the expiry of 30 days from the date of receiving the Notice of Breach up to the date when Telvent remedies the breaches.

The Parties agree that for 30 days following the suspension of Article 4 points 4.4 second paragraph and 4.26, the Board and the Company shall not reach any decisions nor take any actions on the basis of the suspension.

After 30 days following the suspension of Article 4 points 4.4 second paragraph and 4.26, but for no more than 90 days following the suspension of Article 4 points 4.4 second paragraph and 4.26, the Board and the Company may reach decisions and/or take actions only under Article 4 point 4.26 (e) and (f) without prior written consent of all Shareholders of the Company until Telvent remedies the breach.

After 90 days following the suspension, the Board and the Company may reach any decisions and/or take any actions under Article 4 points 4.4 second paragraph and 4.26 on the basis of the suspension until Telvent executes the stake transfer agreement and the amendment to Foundation Agreement or until Telvent remedies the breaches.

If DMS GROUP fails to pay to Telvent the amounts due under the buy-back of 8% of the total capital and such failure continues for 30 days Telvent shall deliver a written Notice of Breach to DMS GROUP, and if the failure to pay continues for a further 30 days after receipt of such Notice then DMS GROUP’s right of casting vote as defined in article 4 point 4.2 of the Shareholders Agreement shall be suspended until DMS GROUP remedies the breaches.

The Parties agree that for 60 days following the suspension of Article 4 point 4.2, the Board shall not reach any decisions on the basis of the suspension. After 60 days following the suspension of Article 4 point 4.2, the Board may reach all decisions on the basis of the suspension until DMS GROUP remedies the breaches.
(d) If the Company breaches its obligations to provide financial reporting, or progress reports on the R&D Plan under Article XIII point 13.12 or has materially failed to carry out the work to be done under the mutually agreed and approved R&D Plan, the Parties may issue a notice of breach to the Company with a copy to the other Party and if such breach is not remedied within 30 days of receipt of the notice by the Company, the Parties shall be entitled to postpone their payment of the next Installment of the Additional Capital contribution and Installment of the Loan listed in Appendix 2 to the First Amendment to the JV Agreement until the Parties reach an agreement to adjust the R&D Plan execution and continue with making the above mentioned payments. The solution to the problem or adjustment to the R&D Plan shall be approved by the Board by 3 votes of the 4 Board members. The Parties shall be obliged to make their payments which were postponed within 10 business days.
If the failure to carry out the R&D Plan is a consequence of Telvent’s breach of its obligations to pay its Installment of the Additional Capital Contribution and the Installment of the Loan, Telvent shall not have the right to postpone the payment of any Installment of the Additional Capital Contribution or Installment of the Loan.
10.	In the Shareholders Agreement and this First Amendment, the JV Agreement and other transaction Documents, and all the documents concluded on the Signature Date, any reference to Article 4, point 4.25 (e) and (f) actually refers to Article 4, point 4.26 (e) and (f) and all references to Article 4, point 4.25 in points 4.8, 4.20 and 4.22 refer to Article 4, point 4.26.

11.	If any changes are made to Serbian Company Law which affect the rights and obligations under this Agreement or other Transaction Documents, and especially if they require changes to be made to the provisions which relate to Board of Directors, Chairman of the Board, Executive Director/CEO and CEO replacement, the Parties agree to sign the necessary amendments to this Agreement, other Transactions Documents and the Foundation Agreement of the Company as necessary in order to maintain the rights and obligations of the Parties in accordance with this Agreement and other Transactions Documents (hereinafter referred to as: “Necessary Amendments”).
It is especially important to understand that if the present rights and authorities of Prof. Dr Dragan Popovic as the Executive Director/CEO and Chairman of the Board, as well as the Board structure cannot be maintained, the Parties agree on the following:
1.	The Company shall have the Supervisory Board or some similar board or authority which corresponds to the current Board of Directors with respect to its form and competence (and especially with respect to the selection of the Executive Director/CEO and the Chairman of the Board and his replacement and CEO replacement), division of authority between that

Board and Assembly shall remain as it is in the scope allowed by the new Company Law.

2.	The form of the aforementioned Board shall provide DMS Group the majority either by number of members of that Board or by a Casting Vote in the same manner as in the existing JV Agreement and Shareholder Agreement, as amended.

3.	Chairman of the aforementioned Board shall be from DMS Group and Vice Chairman shall be from Telvent with all the powers and under all terms as in the existing JV Agreement and Shareholder Agreement, as amended and in the scope allowed by the new Company Law.

4.	The Company shall have one director/CEO or equivalent position, who will be from DMS Group and who shall have all the powers that the director/CEO has under the JV Agreement and the Shareholder Agreement, as amended.

5.	All resolutions that are required to be adopted by consensus under the JV Agreement and the Shareholder Agreement as amended, either by the Shareholder Assembly or the Board of Directors shall also be adopted by consensus in the future.

6.	The Parties shall provide that the agreed obligation to pay out the dividends under this Agreement shall be maintained fully.
Parties shall use best efforts to reach an agreement on the Necessary Amendments utilizing the minimum necessary changes consistant with the applicable law. If a Party does not agree with the proposed content of a Necessary Amendment(s) and refuses to sign one or all of the Neccessary Amendments within 15 days upon receiving notice from the other Party to sign the Necessary Amendments, the demanding Party shall have the right to refer the Parties to Arbitration in accordance with Article 22. of the JV Agreement. In arbitration both parties shall propose the Necessary Amendments that each Party considers consistant with the changes in the Serbian Company Law and best reflecting the present management structure. The arbitrator shall base his award with respect to the matter before him on the contents of JV Agreement, the Shareholder Agreement and on the provisions of the applicable law. The award of the arbitrator shall be rendered in writing with all reasonable expedition, and shall be final and binding on the Parties hereto. If the arbitrator is unable to render an award in writing on the request that is set before him, the Prties shall re-arbitrate the dispute at least two (2) additional times. Notwithstanding the foregoing, the first arbitrator to provide an award in writing, that award shall be final and binding on the Parties. During the arbitral proceedings both parties shall manage the operation of the Company in accordance with this Agreement and all other Transaction documents.
I.	Entering into force. This First Amendment shall become effective only upon the execution and delivery of all the Transaction documents by the Parties and payment of the Fixed Component of the Purchase Price in full, in accordance with the STA.

Except amendments prescribed with this First Amendments, all other terms and conditions of the Shareholders Agreement shall remain in full force and effect.

Parties have read, understood and accepted this Amendment, which is confirmed with their signatures and stamps on this Amendment.

For: “DMS GROUP”, LLC for power engineering Novi Sad:
/s/ Dragan Popovic
Prof. Dr. Dragan Popovic
Chairman of the Board

For Telvent Energia S.A.Madrid:
/s/ Victor Jose Hidalgo Vega
Mr. Victor Jose Hidalgo Vega